Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256813
PROSPECTUS
Offers to Exchange
up to $250,000,000 aggregate principal amount of new 2.300% Senior Notes due 2024 registered under the Securities Act of 1933, for any and all outstanding unregistered 2.300% Senior Notes due 2024; and
up to $425,000,000 aggregate principal amount of new 4.250% Senior Notes due 2031 registered under the Securities Act of 1933, for any and all outstanding unregistered 4.250% Senior Notes due 2031
Nordstrom, Inc. (“Nordstrom”) is offering to exchange new registered 2.300% Senior Notes due 2024 (the “2024 exchange notes”) for its outstanding unregistered 2.300% Senior Notes due 2024 (the “2024 original notes”) and new registered 4.250% Senior Notes due 2031 (the “2031 exchange notes” and, together with the 2024 exchange notes, the “exchange notes”) for its outstanding unregistered 4.250% Senior Notes due 2031 (the “2031 original notes” and, together with the 2024 original notes, the “original notes”). The original notes and the exchange notes are sometimes referred to in this prospectus together as the “notes.” The terms of each series of the exchange notes are substantially identical to the terms of the applicable series of original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the original notes do not apply to the exchange notes. The original notes may only be tendered in a principal amount equal to $2,000 or integral multiples of $1,000 in excess thereof. We refer to these offers as the “exchange offers.” For a more detailed description of the exchange notes, see “Description of Exchange Notes.”
We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the exchange offers. See “The Exchange Offers — Absence of Dissenters’ Rights of Appraisal.”
No public market currently exists for the original notes and we cannot assure you that any public market for the exchange notes will develop. The exchange notes will not be listed on any national securities exchange.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.
Holders may withdraw their tendered original notes at any time on or prior to the expiration date (as defined below) of the exchange offers. The exchange offers will expire at 5:00 p.m., New York City time, on, July 23, 2021, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “expiration date”). The exchange offers are subject to customary conditions discussed under “The Exchange Offers — Conditions to the Exchange Offers.”
Investing in the exchange notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, which is incorporated by reference herein, and beginning on page 8 of this prospectus, to read about factors you should consider before participating in the exchange offers.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated June 24, 2021.

No person has been authorized to give any information or any representation concerning us or the exchange offers (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.
In making an investment decision, prospective investors must rely on their own examination of us, and the terms of this offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers and to invest in the exchange notes under applicable legal investment or similar laws or regulations.
There are no guaranteed delivery provisions provided for in conjunction with the exchange offers under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their original notes in accordance with the procedures set forth under “The Exchange Offers — Procedures for Tendering Original Notes.”
This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Where You Can Find More Information.”
When we refer to “we,” “our,” “us” or the “Company” in this prospectus, we mean Nordstrom, Inc. and its subsidiaries unless the context explicitly otherwise requires.
i

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING INFORMATION
This prospectus, including the documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “pursue,” “going forward,” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, our anticipated financial outlook for the fiscal year ending January 29, 2022, trends in our operations and the following:
Strategic and Operational
•the novel coronavirus (“COVID-19”) global pandemic and civil unrest, each of which may make it necessary to close our physical stores and facilities in affected areas and may have a negative impact on our business and results, any of which may exacerbate the risks below,
•successful execution of our customer strategy to provide customers superior service, products and experiences, online, through our fulfillment capabilities and in stores,
•timely and effective implementation and execution of our evolving business model, including:
•scaling our market strategy by providing a differentiated and seamless experience, which consists of the integration of our digital and physical assets, development of new supply chain capabilities and timely delivery of products,
•expanding the reach of Nordstrom Rack, including expanding our price range and selection and leverage our digital and physical assets,
•increasing our digital velocity by enhancing our platforms and processes to deliver core capabilities to drive customer, employee and partner experiences and service,
•our ability to effectively manage our merchandise strategy, including our ability to offer compelling assortments,
•our ability to effectively utilize internal and third-party data in strategic planning and decision making,
•our ability to effectively allocate and scale our marketing strategies and resources between The Nordy Club, advertising and promotional campaigns,
•our ability to respond to the evolving retail environment, including new fashion trends, environmental considerations and our customers’ changing expectations of service and experience in stores and online, and our development of new market strategies and customer offerings,
•our ability to prevent or mitigate disruptions in the global supply chain that impact us and rising freight expenses and control costs through effective inventory management, fulfillment and supply chain processes and systems,
•our ability to realize the expected benefits, anticipate and respond to potential risks and appropriately manage costs associated with our credit card revenue sharing program,
•our ability to acquire, develop and retain qualified talent and offer competitive compensation and benefits, especially in areas with increased market compensation,
•potential goodwill impairment charges, future impairment charges, fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames or our strategic direction changes,
Data, Cybersecurity and Information Technology
•successful execution of our information technology strategy, including engagement with third-party service providers,
•the impact of any systems or network failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, and our compliance with information security and privacy laws and regulations in the event of such an incident,
Reputation and Relationships
•our ability to maintain our reputation and relationships with our customers, vendors and third-party partners and landlords,
•our ability to maintain relationships with and motivate our employees and to effectively attract, develop and retain our top talent and future leaders,
•our ability to market our brand on a variety of publisher or platform channels, as well as our access to mobile operating systems and website identifiers for personalized delivery of targeted advertising,

Investment and Capital
•efficient and proper allocation of our capital resources,
•our ability to properly balance our investments in technology, Supply Chain Network facilities and existing and new store locations, including the expansion of our market strategy,
•our ability to maintain or expand our presence, including timely completion of construction associated with Supply Chain Network facilities and new, relocated and remodeled stores, as well as any potential store closures, all of which may be impacted by third parties, consumer demand and other natural or man-made disruptions, and government responses to any such disruptions,
•market fluctuations, increases in operating costs, exit costs and overall liabilities and losses associated with owning and leasing real estate,
•compliance with debt and operating covenants, availability and cost of credit, changes in our credit rating and changes in interest rates,
•the actual timing, price, manner and amounts of future share repurchases, dividend payments, or share issuances, if any,
Economic and External
•the length and severity of epidemics or pandemics, such as the COVID-19 pandemic, or other catastrophic events, and the related impact on customer behavior, store and online operations and supply chain functions, as well as our future consolidated financial position, results of operations and cash flows,
•the impact of the seasonal nature of our business and cyclical customer spending,
•the impact of economic and market conditions in the U.S. and Canada, including inflation and the resulting changes to our customer purchasing behavior, unemployment and bankruptcy rates, as well as any fiscal stimulus and the resultant impact on consumer spending and credit patterns,
•the impact of economic, environmental or political conditions in the U.S. and Canada and countries where our third-party vendors operate,
•the impact of changing traffic patterns at shopping centers and malls,
•financial insecurity or potential insolvency experienced by our vendors, suppliers, landlords, peers, or customers as a result of any economic downturn,
•weather conditions, natural disasters, climate change, national security concerns, other market and supply chain disruptions, the effects of tariffs, or the prospects of these events and the resulting impact on consumer spending patterns or information technology systems and communications,
Legal and Regulatory
•our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to COVID-19, minimum wage, employment and tax, information security and privacy, consumer credit and environmental regulations and the outcome of any claims, litigation and regulatory investigations and resolution of such matters,
•the impact of the current regulatory environment, financial system and tax reforms,
•the impact of changes in accounting rules and regulations, changes in our interpretation of the rules or regulations, or changes in underlying assumptions, estimates or judgments,
These and other factors, including those factors described in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, which is incorporated by reference into this prospectus, could affect our financial results and trends and cause actual results and trends to differ materially from those contained in any forward-looking statements we may provide. As a result, while we believe there is a reasonable basis for the forward-looking statements, you should not place undue reliance on those statements. Except as may be required under applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. In addition, the Company makes available, free of charge through its website at investor.nordstrom.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements on Schedule 14A, including related amendments, as soon as reasonably practicable after they have been electronically filed with (or furnished to) the SEC. The information on the Company’s website is not incorporated into this prospectus.
We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate herein will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the filing of the registration statement to which this prospectus relates and prior to the effectiveness of such registration statement and all such future filings that we make with the SEC until the expiration date (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
1.Our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed on March 16, 2021, including information specifically incorporated by reference into our Annual Report from our proxy statement on Schedule 14A filed on April 8, 2021;
2.Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2021, filed on June 4, 2021; and
3.Our current reports on Form 8-K filed on March 1, 2021, March 25, 2021, April 8, 2021, May 6, 2021 and May 20, 2021 and amended current report on Form 8-K/A filed on March 25, 2021.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Nordstrom, Inc.
1617 Sixth Avenue
Seattle, Washington 98101
(206) 233-6564
To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than July 16, 2021. In the event that we extend the exchange offers, you must submit your request at least five business days before the expiration date of the exchange offers, as extended. We may extend the exchange offers in our sole discretion. See “Exchange Offers” for more detailed information.
Except as expressly provided above, no other information is incorporated by reference into this prospectus.

SUMMARY
This summary provides an overview of selected information. It may not contain all of the information that may be important to you in understanding the Exchange Offers. You should carefully read this entire prospectus, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
THE COMPANY
The Company was founded in 1901 as a retail shoe business in Seattle, Washington under the guiding principle that success would come by offering customers the very best service, selection, quality and value. We aspire to be the best fashion retailer in a digitally-connected world by leveraging the strength of the Nordstrom and Nordstrom Rack brands. We offer an extensive selection of high-quality brand-name and private label merchandise focused on apparel, shoes, beauty, accessories and home goods for women, men, young adults and children. In order to offer merchandise that our customers want, we purchase from a wide variety of high-quality domestic and foreign suppliers. We also have arrangements with agents and contract manufacturers to produce our private label merchandise. No matter how customers choose to shop, we are committed to delivering superior service, product and experience, including alterations, order pickup, dining and styling, to make shopping fun, personalized and convenient.
Nordstrom is a leading destination for a breadth of products across brands, styles and prices complemented by unmatched services and experiences. Nordstrom includes the following digital and physical properties:
•Nordstrom.com website and mobile application
•Nordstrom.ca website
•TrunkClub.com website
•94 Nordstrom stores in the U.S.
•six Nordstrom stores and seven Nordstrom Rack stores in Canada
•seven Nordstrom Locals
Nordstrom Rack is a premier off-price destination with an industry-leading off-price digital presence, offering in-demand product and a treasure hunt experience at compelling prices. Nordstrom Rack includes the following digital and physical properties:
•Nordstrom Rack (“NR”) website and mobile application
•240 Nordstrom Rack stores in the U.S.
•two Last Chance clearance stores
Nordstrom Rack purchases merchandise primarily from the same vendors carried at Nordstrom and also serves as an outlet for clearance merchandise from the Nordstrom brand. Currently, NR offers both a persistent selection of Nordstrom Rack merchandise, as well as limited-time flash sale events on fashion and lifestyle brands. Nordstrom Rack invests in pack and hold inventory, which involves the strategic purchase of merchandise from some of our top brands in advance of the upcoming selling seasons, to take advantage of favorable buying opportunities. This inventory is typically held for six months on average.
A key advantage in our business model comes from the way the Nordstrom and Nordstrom Rack brands come together to serve customers. We are unique in the way merchandise can be ordered, fulfilled and delivered between our highly integrated digital and physical presence and our Nordstrom and Nordstrom Rack brands. This primarily includes online and traditional in-store shopping, ship-to and pickup from any store of choice for purchases, returns to any location regardless of purchase origin, contactless curbside services and try on at home and pay only for what is kept, among various other personalized services including convenient access to alterations. In addition, we integrated Nordstrom Trunk Club into Nordstrom stores and Nordstrom.com to create a cohesive styling offering and gain efficiencies across Nordstrom.

As our business evolves, our market strategy leverages our inventory to serve customers on their terms through investments in digital capabilities and in people, products and places. Our goal is to gain market share while driving customer engagement and inventory efficiencies. There are two elements to this strategy: first, we aim to provide customers a greater selection of merchandise available for next-day pickup or delivery without increasing inventory levels. Second, we are increasing engagement with customers by offering express services such as order pickup, returns and alterations at additional convenient locations. We accelerated our strategy to ten of our top markets in 2020, including New York, Los Angeles, Chicago, Dallas, San Francisco, Philadelphia, Washington, D.C., Boston, Seattle and Toronto, and to ten additional markets in 2021. These 20 markets encompass approximately 75% of our revenues.
We also receive credit card revenue through our program agreement with Toronto-Dominion Bank, N.A. (“TD”), whereby TD is the exclusive issuer of our consumer credit cards and we perform the account servicing functions. Credit card revenues, net include our portion of the ongoing credit card revenue, net of credit losses, pursuant to our program agreement with TD.
For information regarding the results of our historical operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, which is incorporated by reference into this prospectus.
Nordstrom, Inc. common stock is publicly traded on the NYSE under the symbol “JWN.” Our executive offices are located at 1617 Sixth Avenue, Seattle, Washington 98101, and our telephone number is (206) 628-2111.

The Exchange Offers

Offeror	Nordstrom, Inc.
The Exchange Offers	We are offering to exchange our exchange notes that have been registered under the Securities Act for a like principal amount of our outstanding unregistered original notes. Original notes may only be tendered in a principal amount equal to $2,000 or integral multiples of $1,000 in excess thereof. See “The Exchange Offers” for more information on the terms of the exchange offers.
Resale of Exchange Notes	Based on the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that exchange notes issued pursuant to the exchange offers in exchange for original notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will acknowledge in writing at the time of the consummation of the exchange offers that:

•you are not a broker-dealer tendering original notes that you acquired directly from us for your own account;
•you are acquiring the exchange notes in the ordinary course of your business;
•you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and
•you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of exchange notes who is an affiliate of ours or who intends to participate in the exchange offers for the purpose of distributing the exchange notes, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offers, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes unless such sale or transfer is made pursuant to an exemption from such requirements.
Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.”
Purpose of the Exchange Offers	The purpose of the exchange offers is to satisfy our obligations under a registration rights agreement dated as of April 8, 2021 (the “registration rights agreement”).
Consequences If You Do Not Exchange Your Original Notes
Original notes that are not tendered in the exchange offers or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such original notes unless:
•you are able to rely on an exemption from the requirements of the Securities Act; or
•the original notes are registered under the Securities Act.

To the extent that original notes are tendered and accepted in the exchange offers, the trading market for any remaining original notes may (and likely will) be adversely affected. See “Risk Factors – If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.”

After the exchange offers are complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding original notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of original notes if we failed to timely commence and complete the exchange offers.
Accrued and Unpaid Interest	Original notes accepted for exchange will cease to accrue interest from and after the settlement date. Accordingly, holders whose tenders are accepted for exchange will not receive any payment in respect of accrued interest on such original notes, unless the record date for any such interest payment occurs before the completion of the exchange offers.
Expiration Date	The expiration date of the exchange offers will be 5:00 p.m., New York City time on July 23, 2021, unless extended or earlier terminated by us. The term “expiration date” means such date and time or, if we extend the exchange offers, the latest date and time to which we extend the exchange offers.
Settlement Date	The settlement of the exchange offers will occur promptly after the expiration date.
Conditions to the Exchange Offers	Each of the exchange offers are subject to customary conditions described in “The Exchange Offers — Conditions to the Exchange Offers,” including, among other things, the condition that the registration statement of which this prospectus forms a part shall have become effective and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.
Extension; Waivers and Amendments	Subject to applicable law, we reserve the right to (1) extend either exchange offer; (2) waive any and all conditions to or amend either exchange offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose, which conditions we cannot waive); or (3) terminate either exchange offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offers — Expiration Date; Extension; Termination; Amendment.”
Terms of Exchange Notes	The terms of the exchange notes are described in this prospectus under “Description of Exchange Notes.”
Procedures for Tendering Original Notes	You may tender your original notes by transferring them through The Depository Trust Company’s (the “DTC”) Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offers — Procedures for Tendering Original Notes” and “The Exchange Offers — Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC.”
For further information, call the exchange agent at the telephone numbers set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in order to participate in either exchange offer, you should contact your intermediary entity promptly and instruct it to tender the original notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the applicable exchange offer a number of days before the expiration date in order for such entity to tender original notes on your behalf on or prior to the expiration date in accordance with the terms of such exchange offer. See “The Exchange Offers — Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC.”
Withdrawal Rights; Non-Acceptance	You may withdraw your tender of original notes at any time prior to the expiration date. In the event that tendered original notes are not withdrawn and not accepted by us for exchange, such original notes will be promptly returned to such holders or credited to such holders’ DTC account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offers — Withdrawal of Tenders” and “The Exchange Offers — Terms of the Exchange Offers.”
Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the exchange offers. See “The Exchange Offers – Absence of Dissenters’ Rights of Appraisal.”
Certain Material U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the exchange offers generally should not be a taxable event for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations.”
Accounting Treatment	The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offers. Payments made to other third parties will be expensed as incurred in accordance with U.S. generally accepted accounting principles (“GAAP”). See “The Exchange Offers — Accounting Treatment.”
Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offers. See “The Exchange Agent.”
Further Information	See “The Exchange Offers” for more information concerning the exchange offers.

The Exchange Notes
The following summary contains basic information about the exchange notes. It does not contain all of the information that may be important to you. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.”

Issuer	Nordstrom, Inc.
Exchange Notes
The terms of each series of the original notes and the corresponding series of exchange notes are identical, except the exchange notes offered in the exchange offers:
•will have been registered under the Securities Act;
•will not have transfer restrictions and registration rights that relate to the original notes; and
•will not have rights relating to the payment of additional interest to holders of original notes if we fail to timely commence and complete the exchange offers.

Maturity Date	The 2024 exchange notes will mature on April 8, 2024. The 2031 exchange notes will mature on August 1, 2031.
Interest Rate
The 2024 exchange notes will bear interest from the most recent date to which interest on the 2024 original notes has been paid or, if no interest has been paid on such 2024 original notes, from April 8, 2021, at the rate of 2.300% per annum, payable semiannually in arrears on April 8 and October 8 of each year.
The 2031 exchange notes will bear interest from the most recent date to which interest on the 2031 original notes has been paid or, if no interest has been paid on such 2031 original notes, from April 8, 2021, at the rate of 4.250% per annum and will be payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 2021.

Optional Redemption
Prior to their applicable par call date (as defined in this prospectus), we may redeem either series of exchange notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:
•100% of the principal amount of the exchange notes being redeemed; and
•the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed that would be due if such notes matured on their applicable par call date, (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined in this prospectus) plus 30 basis points in the case of the 2024 exchange notes and 40 basis points in the case of the 2031 exchange notes, plus, in either case, the accrued and unpaid interest on the exchange notes being redeemed to, but not including, the date of redemption.

In addition, at any time on or after the applicable par call date, we may redeem some or all of either series of exchange notes at a price equal to 100% of the principal amount of the exchange notes being redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption. See “Description of Exchange Notes — Optional Redemption of the Exchange Notes.”
Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “change of control repurchase event” (as defined in this prospectus), we will be required, unless we have exercised our right to redeem such series of exchange notes, to offer to purchase such series of exchange notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

Covenants	The indenture, pursuant to which the exchange notes will be issued, contains certain covenants that will, among other things, limit our ability and the ability of certain of our subsidiaries to incur certain liens, enter into sale and leaseback transactions or consolidate, merge or transfer our properties and assets as an entirety or substantially as an entirety to any person, in each case subject to important exceptions and qualifications. Other than the foregoing and as described under “Description of Exchange Notes—Repurchase Upon a Change of Control Repurchase Event,” the indenture does not contain any covenants or other provisions designed to afford holders of the exchange notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us. See “Description of Exchange Notes.”
Ranking
The exchange notes will be our senior unsecured obligations and will rank:
•senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the exchange notes;
•equal in right of payment to any of our existing and future unsecured indebtedness that is not so subordinated;
•effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of May 1, 2021, we had approximately $3,547 million of consolidated debt outstanding, all of which is senior debt and none of which is secured debt. As of May 1, 2021, our subsidiaries had approximately $941 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). The exchange notes will not be guaranteed by any of our subsidiaries, consistent with our previously issued unsecured debt securities.

Form and Settlement	The exchange notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.
Listing	The exchange notes will not be listed for trading on any national securities exchange.
Governing Law	The indenture and the exchange notes will be governed by the laws of New York applicable to agreements made or instruments entered into and, in each case performed, in said state.

RISK FACTORS
Any investment in the exchange notes involves a high degree of risk, including but not limited to the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as well as the other information incorporated by reference in this prospectus. The risks and uncertainties described below and in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the exchange notes could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Relating to Forward-Looking Information.”
Risks Relating to Participation in the Exchange Offers
Our board of directors has not made a recommendation as to whether you should tender your original notes in exchange for exchange notes in the exchange offers, and we have not obtained a third-party determination that the exchange offers are fair to holders of our original notes.
Our board of directors has not made, and will not make, any recommendation as to whether holders of original notes should tender their original notes in exchange for exchange notes pursuant to the exchange offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the original notes for purposes of negotiating the terms of the exchange offers, or preparing a report or making any recommendation concerning the fairness of the exchange offers. Therefore, if you tender your original notes, you may not receive more or as much value than if you chose to keep them. Holders of original notes must make their own independent decisions regarding their participation in the exchange offers.
The exchange offers may be cancelled, delayed or extended.
The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers—Conditions to the Exchange Offers.” We may, at our option and in our sole discretion, waive any such conditions or extend the length of either exchange offer. Even if the exchange offers are completed, the exchange offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their exchange notes during which time those holders of the original notes will not be able to effect transfers of their original notes tendered for exchange.
If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.
Original notes that you do not tender or we do not accept will, following the exchange offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue exchange notes in exchange for the original notes pursuant to the exchange offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Conditions to the Exchange Offers” and “The Exchange Offers — Procedures for Tendering Original Notes.” These procedures and conditions include timely receipt by the exchange agent of such original notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).
Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offers will be substantially limited. Any original notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of original notes outstanding. Following the exchange offers, if you do not tender your original notes you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

If an active trading market does not develop for the exchange notes, you may be unable to sell the exchange notes or to sell them at a price you deem sufficient.
The exchange notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the exchange notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the exchange offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the exchange notes may be adversely affected. In addition, the liquidity of the trading market for the exchange notes, if it develops, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.
Risks Relating to the Exchange Notes
The exchange notes are subject to prior claims of any of our secured creditors.
The exchange notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but below any secured debt to the extent of the value of the assets constituting the security. The indenture governing the exchange notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the exchange notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the exchange notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the exchange notes. As of May 1, 2021, we did not have any secured debt outstanding.
The exchange notes are effectively subordinated to the existing and future liabilities of our subsidiaries.
Our equity interests in our subsidiaries are subordinate to any debt and other liabilities of our subsidiaries (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to the extent of the value of the assets of such subsidiaries, whether or not secured. The exchange notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the exchange notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt and other liabilities, including trade payables, of our subsidiaries senior to that held by us. At May 1, 2021, our subsidiaries had approximately $941 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).
Our credit ratings may not reflect all risks of your investment in the exchange notes.
The credit ratings assigned to the exchange notes are limited in scope, and do not address all the material risks relating to an investment in the exchange notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the exchange notes and increase our corporate borrowing costs.

The indenture does not restrict the amount of additional debt that we may incur.
The exchange notes and indenture pursuant to which the exchange notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the exchange notes, including making it more difficult for us to satisfy our obligations with respect to the exchange notes, a loss in the trading value of your exchange notes, if any, and a risk that the credit ratings assigned to the exchange notes are lowered or withdrawn.
The terms of the indenture and the exchange notes provide only limited protection against significant corporate events that could affect adversely your investment in the exchange notes.
While the indenture and the exchange notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. As described under “Description of the Exchange Notes — Repurchase Upon a Change of Control Repurchase Event,” upon the occurrence of a change of control repurchase event, holders are entitled to require us to repurchase their exchange notes at 101% of their principal amount. However, the definition of the term “change of control” is limited and does not cover a variety of transactions (such as acquisitions and recapitalizations) that could negatively affect the value of the exchange notes. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but which did not constitute a change of control repurchase event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect your investment in the exchange notes.
We may not be able to repurchase the exchange notes upon a change of control.
Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the exchange notes, we will be required to make an offer to each holder of exchange notes to repurchase all or any part of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we experience a change of control repurchase event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. Our failure to purchase the exchange notes as required under the indenture governing the exchange notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the exchange notes. See “Description of Exchange Notes — Repurchase Upon a Change of Control Repurchase Event.”

USE OF PROCEEDS
The exchange offers are intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. The original notes surrendered and exchanged for the exchange notes will be retired and canceled.

THE EXCHANGE OFFERS
Purpose of the Exchange Offers
We are offering to exchange our 2.300% Senior Notes due 2024, which we refer to as the “2024 exchange notes,” and our 4.250% Senior Notes due 2031, which we refer to as the “2031 exchange notes” and, together with the 2024 exchange notes, the “exchange notes,” which have been registered under the Securities Act, for our outstanding 2.300% Senior Notes due 2024, which we refer to as the “2024 original notes,” and our 4.250% Senior Notes due 2031, which we refer to as the “2031 original notes” and, together with the 2024 original notes, the “original notes,” which have not been so registered. We refer to these offers as the “exchange offers.”
On April 8, 2021, we consummated the private sale of $250,000,000 in aggregate principal amount of 2024 original notes and $425,000,000 in aggregate principal amount of 2031 original notes. In connection with the issuance of these original notes, we entered into the registration rights agreement with Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC, as representatives of the initial purchasers set forth in Schedule A attached thereto. Under the registration rights agreement, we agreed to file and to use our reasonable efforts to have declared effective the registration statement under the Securities Act and to consummate the exchange offers.
We are making the exchange offers in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes who exchanges original notes for exchange notes in the exchange offers generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acknowledges that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.
Any holder of the original notes using the exchange offers to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.” You may not participate in the exchange offers if you are a broker-dealer tendering original notes that you acquired directly from us for your own account.
Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.
The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.
Terms of the Exchange Offers
Based on the terms and subject to the conditions of the exchange offers, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offers. Subject to the minimum denomination requirements of the exchange notes, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes validly tendered pursuant to the exchange offers on or before the expiration date and not validly withdrawn. Holders may tender some or all of the original notes pursuant to the exchange offers. However, original notes may be tendered only in amounts that are integral multiples of $1,000 principal amount. Promptly after the expiration date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $250,000,000 of 2024 exchange notes and up to $425,000,000 of 2031 exchange notes for a like principal amount of outstanding 2024 original notes and 2031 original notes, respectively, tendered and accepted in connection with the exchange offers. The exchange notes issued in connection with the exchange offers will be delivered promptly after the expiration date.

The terms of the exchange notes will be identical to the terms of the original notes, except that:
•the exchange notes will have been registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and
•holders of the exchange notes will not be entitled to any rights under the registration rights agreement, which rights will terminate upon the consummation of the exchange offers, or to the additional interest provisions of the registration rights agreement.
The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $250,000,000 in aggregate principal amount of the 2024 original notes and $425,000,000 in aggregate principal amount of the 2031 original notes are outstanding.
In connection with the issuance of the original notes, we arranged for the original notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of Exchange Notes,” exchange notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Exchange Notes.”
Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offers. Original notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offers will remain outstanding and be entitled to the benefits of the indenture, but certain registration and other rights under the registration rights agreement will terminate and holders of the original notes will generally not be entitled to any registration rights under the registration rights agreement. See “— Consequences of Failure to Properly Tender Original Notes in the Exchange Offers.”
We shall be considered to have accepted validly tendered original notes if and when we have given written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.
If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date for the exchange offers.
Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offers. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See “— Fees and Expenses.”
Expiration Date; Extension; Termination; Amendment
The expiration date for each exchange offer is 5:00 p.m., New York City time, on July 23, 2021, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the applicable exchange offer is extended.
We reserve the right, in our sole discretion:
•to delay accepting any original notes, to extend either exchange offer or to terminate such exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the exchange agent; or
•to amend the terms of the applicable exchange offer in any manner.
If we amend either exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend such exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate either exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.
If we delay accepting any original notes or terminate either exchange offer, we promptly will pay the consideration offered, or return any original notes deposited, pursuant to such exchange offer as required by Rule 14e-1(c).
Interest on the Exchange Notes
The 2024 exchange notes will accrue interest at the rate of 2.300% per annum and the 2031 exchange notes will accrue interest at the rate of 4.250% per annum, payable semiannually in arrears on April 8 and October 8 of each year, commencing October 8, 2021, with respect to the 2024 exchange notes and February 1 and August 1 of each year, commencing August 1, 2021, with respect to the 2031 exchange notes. Interest on the exchange notes will accrue from April 8, 2021, or from the most recent interest payment date to which interest on the original notes has been paid or provided for. Interest on the exchange notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date or the maturity date with respect to the exchange notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date payment is made.
Conditions to the Exchange Offers
Notwithstanding any other provisions of the exchange offers, or any extension of the exchange offers, we will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and we may terminate either exchange offer or, at our option, modify, extend or otherwise amend either exchange offer, if any of the following conditions are not satisfied on or prior to the expiration date:
•no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offers or the exchange of original notes for exchange notes under the exchange offers by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:
a)    challenges the making of the exchange offers or the exchange of the original notes for exchange notes under the exchange offers or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers or the exchange of the original notes for exchange notes under the exchange offers; or
b)    in our reasonable judgment, could materially adversely affect our (or our subsidiaries’) business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offers or the exchange of the original notes for exchange notes under the exchange offers;
•nothing has occurred or may occur that would or might, in our reasonable judgment, be expected to prohibit, prevent, restrict or delay the exchange offers or impair our ability to realize the anticipated benefits of the exchange offers;
•there shall not have occurred:
a)    any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory;
b)    any material adverse change in the prices of the original notes that are the subject of the exchange offers;
c)    a material impairment in the general trading market for debt securities;
d)    a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory;

e)    a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States;
f)    any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;
g)    any material adverse change in the securities laws or financial markets in the United States generally; or
h)    in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and
•the trustee (as defined below) with respect to the indenture for the original notes that are the subject of the exchange offer and the exchange notes to be issued in the exchange offers shall not have been directed by any holders of original notes to object in any respect to, nor take any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offers or the exchange of the original notes for exchange notes under the exchange offers, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offers or the exchange of original notes for exchange notes under the exchange offers.
The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.
If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:
•terminate either exchange offer and promptly return all tendered original notes with respect to such exchange offer to the respective tendering holders;
•modify, extend or otherwise amend either exchange offer and retain all tendered original notes with respect to that exchange offer until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or
•waive the unsatisfied conditions with respect to either exchange offer and accept all original notes tendered and not previously validly withdrawn.
In addition, subject to applicable law, we may in our absolute discretion terminate either exchange offer for any other reason.
Effect of Tender
Any tender by a holder, and our subsequent acceptance of that tender, of original notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offers described in this prospectus and in the letter of transmittal. The participation in the exchange offers by a tendering holder of original notes will constitute the agreement by that holder to deliver good and marketable title to the tendered original notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.
Absence of Dissenters’ Rights of Appraisal
Holders of the original notes do not have any dissenters’ rights of appraisal in connection with the exchange offers.
Procedures for Tendering Original Notes
If you wish to participate in the exchange offers and your original notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your original notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline.

To participate in the exchange offers, you must either:
•complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your original notes specified in the letter of transmittal, to the exchange agent at the address listed in the letter of transmittal, for receipt on or prior to the expiration date; or
•comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer described below on or prior to the expiration date.
The exchange agent and DTC have confirmed that the exchange offers are eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date at its address set forth below under the caption “Exchange Agent.” Original notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent. We have not provided guaranteed delivery procedures in conjunction with the exchange offers or under this prospectus.
The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or prior to the expiration date. Do not send the letter of transmittal or any original notes to anyone other than the exchange agent.
If you are tendering your original notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any original notes to be delivered pursuant to the exchange offers and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.
If you are a beneficial owner that holds original notes through Euroclear or Clearstream and wish to tender your original notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered original notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering original notes.
Book-Entry Delivery Procedures for Tendering Original Notes Held with DTC
If you wish to tender original notes held on your behalf by a nominee with DTC, you must:
•inform your nominee of your interest in tendering your original notes pursuant to the exchange offers; and
•instruct your nominee to tender all original notes you wish to be tendered in the exchange offers into the exchange agent’s account at DTC on or prior to the expiration date.
Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender original notes by effecting a book-entry transfer of original notes to be tendered in the exchange offers into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offers through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal
Signatures on a letter of transmittal or notice of withdrawal described under “— Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible guarantor institution unless the original notes tendered pursuant to the letter of transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):
•a bank;
•a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
•a credit union;
•a national securities exchange, registered securities association or clearing agency; or
•a savings institution that is a participant in a Securities Transfer Association recognized program.
If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible institution.
If the letter of transmittal is signed by the holders of original notes tendered thereby, the signatures must correspond with the names as written on the face of the original notes without any change whatsoever. If any of the original notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the original notes tendered thereby are registered in different names on different original notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
If original notes that are not tendered for exchange pursuant to the exchange offers are to be returned to a person other than the tendering holder, certificates for those original notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible guarantor institution.
If the letter of transmittal is signed by a person other than the holder of any original notes listed in the letter of transmittal, those original notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those original notes. If the letter of transmittal or any original notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of original notes waive any right to receive any notice of the acceptance for exchange of their original notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing original notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, original notes not tendered or exchanged will be returned to the tendering holder.
All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered original notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered original notes determined by us not to be in proper form or not to be tendered properly or any tendered original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular original notes, whether or not waived in the case of other original notes. Our interpretation of the terms and conditions of the exchange offers, including the terms and instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, none of the Company, the exchange agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of original notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.
Any holder whose original notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the original notes. Holders may contact the exchange agent for assistance with these matters.
In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offers,” to terminate the exchange offers. By tendering, each holder represents and acknowledges to us, among other things, that:
•it has full power and authority to tender, sell, and assign and transfer the original notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
•the exchange notes being acquired in connection with the exchange offers are being obtained in the ordinary course of business of the person receiving the exchange notes;
•at the time of commencement of the exchange offers, it had no arrangement with any person to participate in a distribution of such exchange notes;
•it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company; and
•if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the exchange notes, and that it will receive exchange notes for its own account in exchange for original notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Withdrawal of Tenders
Tenders of original notes in the exchange offers may be validly withdrawn at any time prior to the expiration date.
For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the expiration date at its address set forth below under the caption “Exchange Agent.” The withdrawal notice must:
•specify the name of the tendering holder of original notes;
•bear a description of the original notes to be withdrawn;
•specify, the case of original notes tendered by delivery of certificates for those original notes, the certificate numbers shown on the particular certificates evidencing those original notes;
•specify the aggregate principal amount represented by those original notes;
•specify, in the case of original notes tendered by delivery of certificates for those original notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of original notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn original notes; and
•be signed by the holder of those original notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those original notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the original notes have been tendered for the account of an eligible guarantor institution.
Withdrawal of tenders of original notes may not be rescinded, and any original notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offers. Validly withdrawn original notes may, however, be re-tendered by again following one of the procedures described in “— Procedures for Tendering Original Notes” on or prior to the expiration date.
Exchange Agent
Wells Fargo Bank, National Association has been appointed as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at Wells Fargo Bank, National Association, Corporate Trust Operations, MAC N9303-121, 6th Street & Marquette Avenue, Minneapolis, MN 55479. The Exchange Agent’s telephone number is (800) 344-5128 and facsimile number is (877) 407-4679. Wells Fargo Bank, National Association, is also the trustee under the indenture governing both the original notes and the exchange notes.
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We will pay certain other expenses to be incurred in connection with the exchange offers, including the fees and expenses of the exchange agent and certain accounting and legal fees.
Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however,
•exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered,
•tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or
•a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offers, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offers. Payments made to other third parties will be expensed as incurred in accordance with GAAP.
Consequences of Failure to Properly Tender Original Notes in the Exchange Offers
Issuance of the exchange notes in exchange for the original notes under the exchange offers will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such original notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offers, certain registration rights under the registration rights agreement will terminate.

In the event the exchange offers are completed, we generally will not be required to register the remaining original notes except in very limited circumstances. Remaining original notes will continue to be subject to the following restrictions on transfer:
•the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and
•the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.
We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offers, any trading market for remaining original notes could be adversely affected. See “Risk Factors — Risks Relating to Participation in the Exchange Offers — If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.”

DESCRIPTION OF EXCHANGE NOTES
The 2024 exchange notes and 2031 exchange notes will be issued, and the original notes of each series were issued, under the indenture, dated as of December 3, 2007 (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee. The exchange notes of each series will be governed by the terms of the indenture.
The following summaries of certain provisions of the indenture, the exchange notes and the respective officer’s certificates under the indenture pursuant to which the exchange notes of each series will be established, do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture, the exchange notes and such officer’s certificates. You should read those documents for a better understanding of all of the provisions of those documents that may be important to you. The indenture and forms of the officer’s certificates under the indenture pursuant to which the exchange notes of each series will be issued (including the forms of the notes) are available upon request, as described under “Where You Can Find More Information.” For purposes of this description, references to “Nordstrom,” “the Company,” “we,” “our,” and “us” refer only to Nordstrom, Inc. and not to its subsidiaries.
General
The exchange notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the exchange notes. The exchange notes will rank equal in right of payment with all our existing and future liabilities that are not so subordinated. The exchange notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets constituting the security. The exchange notes will rank structurally junior to all indebtedness and other liabilities, including trade payables, of our subsidiaries to the extent of the value of the assets of such subsidiaries. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our exchange notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. See “Risk Factors — The exchange notes are effectively subordinated to the existing and future liabilities of our subsidiaries.” As of May 1, 2021, we had approximately $3,547 million of consolidated debt outstanding, all of which is senior debt and none of which is secured debt. As of May 1, 2021, our subsidiaries had approximately $941 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). The exchange notes will not be guaranteed by any of our subsidiaries, consistent with our previously issued unsecured debt securities.
Except as described in this prospectus under “— Limitation on Sale and Leaseback” and “— Limitation on Liens,” the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, some or all of which may be secured. In addition, other than described under “— Limitation on Sale and Leaseback,” “— Limitation on Liens,” and “— Repurchase Upon a Change of Control Repurchase Event,” the indenture does not contain any covenants or other provisions designed to afford holders of the exchange notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us.
The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.
Unless otherwise specified or the context requires otherwise, when we use the term “debt securities” in this “Description of Exchange Notes,” we mean all the debt securities issued under the indenture, including the exchange notes, and when we use the term “series of debt securities” or similar references, we are referring to each series of debt securities issued or to be issued under the indenture, including the series of debt securities that will comprise the exchange notes.
We may, at any time, without consent of the holders of the exchange notes of either series, issue additional exchange notes of such series (the “additional exchange notes”), having the same ranking and the same interest rate, maturity date and other terms, respectively, as those of such series of exchange notes, provided that such additional exchange notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a “qualified reopening” of the previously issued exchange notes for U.S. federal income tax purposes. Any additional exchange notes having such similar terms, together with the outstanding exchange notes of such series, will constitute a single series of securities under the indenture. The exchange notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Principal and interest will be payable, and the exchange notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the exchange notes may be made at our option by check mailed to the registered holders.
No service charge will be made for any transfer or exchange of the exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
The exchange notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “Book-Entry Delivery and Settlement” in this prospectus, the exchange notes will not be issuable in certificated form.
Principal Amount; Maturity and Interest
The 2024 exchange notes will initially be limited to $250 million aggregate principal amount and will mature on April 8, 2024. The 2031 exchange notes will initially be limited to $425 million aggregate principal amount and will mature on August 1, 2031. The 2024 exchange notes will bear interest at the rate of 2.300% per annum. The 2031 exchange notes will bear interest at the rate of 4.250% per annum. Interest on the exchange notes will accrue from April 8, 2021 or from the most recent interest payment date to which interest has been paid or provided for.
We will make interest payments on the 2024 exchange notes semi-annually in arrears on April 8 and October 8 of each year, commencing October 8, 2021, to the holders of record of 2024 exchange notes at the close of business on the preceding March 23 and September 23, respectively (whether or not a business day). We will make interest payments on the 2031 exchange notes semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2021, to the holders of 2031 exchange notes at the close of business on the preceding January 15 and July 15, respectively (whether or not a business day).
Interest on the exchange notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date or the maturity date with respect to the exchange notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.
Optional Redemption
Prior to their applicable par call date, we may redeem the exchange notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:
(i)    100% of the principal amount of the exchange notes to be redeemed; and
(ii)     the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed (assuming that the exchange notes matured on their applicable par call date), not including any portion of such payments of interest accrued as of the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points in the case of the 2024 exchange notes and 40 basis points, in the case of the 2031 exchange notes, plus, in each case, any accrued and unpaid interest thereon to, but not including, the date of redemption.
In addition, at any time on or after their applicable par call date, we may redeem the exchange notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Definitions
“Comparable treasury issue” means the United States treasury security selected by the quotation agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the exchange notes to be redeemed (assuming that the exchange notes matured on their applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes (assuming that the exchange notes matured on their applicable par call date).
“Comparable treasury price” means, with respect to any redemption date, (i) the average of three reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations, or (iii) if only one reference treasury dealer quotation is received, such quotation.
“Par call date” means April 8, 2022 with respect to the 2024 exchange notes (24 months prior to the maturity date of the 2024 exchange notes) and, May 1, 2031 with respect to the 2031 exchange notes (three months prior to the maturity date of the 2031 exchange notes).
“Quotation agent” means any reference treasury dealer appointed by us.
“Reference treasury dealer” means Wells Fargo Securities, LLC and Goldman, Sachs & Co., and three other primary treasury dealers (as defined herein) selected by us (or their respective affiliates that are primary treasury dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefor another primary treasury dealer selected by us.
“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date for the exchange notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.
Notwithstanding the foregoing, installments of interest on the exchange notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the exchange notes and the indenture.
Notice of any redemption of the exchange notes will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the exchange notes of the applicable series to be redeemed by us or by the trustee on our behalf. Notwithstanding the immediately preceding sentence, notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the exchange notes of such series or a satisfaction and discharge of the exchange notes of such series. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions thereof called for redemption. If less than all of the exchange notes of a series are to be redeemed, the exchange notes to be redeemed shall be selected by the trustee in accordance with the procedures of the DTC.
Any redemption of the exchange notes may, at our option, be subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, the notice related to such redemption shall describe each such condition and, if applicable, shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the trustee shall provide such notice to each holder of the exchange notes in the same manner in which the notice of redemption was given.

Sinking Fund
The exchange notes will not be entitled to any sinking fund.
Repurchase Upon a Change of Control Repurchase Event
If a change of control repurchase event (as defined below) occurs, unless we have exercised our right to redeem the exchange notes of the applicable series as described above, we will make an offer to each holder of exchange notes of such series to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of that holder’s exchange notes at a repurchase price in cash equal to 101% of the aggregate principal amount of exchange notes to be repurchased plus any accrued and unpaid interest on such exchange notes to, but not including, the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control (as defined below), but after the public announcement of an impending change of control, we will mail or send electronically a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase exchange notes of the applicable series on the purchase date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the purchase date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes of the applicable series as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the exchange notes of the applicable series, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the exchange notes by virtue of such conflict.
On the change of control repurchase event payment date, we will, to the extent lawful:
•accept for payment all exchange notes of the applicable series, or portions of exchange notes of the applicable series, (in integral multiples of $1,000) properly tendered pursuant to our offer;
•no later than 11:00 a.m. New York city time, deposit with the paying agent an amount equal to the aggregate purchase price in respect of all exchange notes of the applicable series, or portions of exchange notes of the applicable series properly tendered; and
•deliver or cause to be delivered to the trustee the exchange notes of the applicable series properly accepted, together with an officers’ certificate stating the aggregate principal amount of exchange notes being purchased by us.
The paying agent will promptly mail or deliver to each holder of exchange notes of the applicable series properly tendered the purchase price for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any exchange notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.
If holders of not less than 90% in aggregate principal amount of the exchange notes of the applicable series at the time outstanding validly tender and do not withdraw such exchange notes in an offer to repurchase the exchange notes upon a change of control repurchase event and we, or any other person making such an offer in lieu of us as described below, purchase all of the exchange notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase upon a change of control repurchase event described above, to redeem all exchange notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest on such notes to, but not including, the date of redemption.
We will not be required to make an offer to repurchase the exchange notes of the applicable series upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all exchange notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.
Definitions
“Below investment grade rating event” means the applicable rating on the exchange notes of the applicable series are lowered by each of the rating agencies and the exchange notes of such series are rated below investment grade by each of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the exchange notes of such series is under publicly announced consideration for possible downgrade by any of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if any of the rating agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).
“Change of control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
(2)the adoption of a plan relating to our liquidation or dissolution;
(3)the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock, measured by voting power rather than number of shares; or
(4)the first day on which a majority of the members of our board of directors are not continuing directors.
The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes of the applicable series to require us to repurchase its new notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.
“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the issuance of the exchange notes; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a Delaware Chancery Court interpretation of the foregoing definition of “continuing directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether our board of directors, pursuant to Washington law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such action is possible under Washington law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “change of control repurchase event” that would trigger your right to require us to repurchase the exchange notes as described above.
“Fitch” means Fitch Ratings Limited, and any successor to its rating agency business.
“Investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business.
“Rating agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the exchange notes of the applicable series or fails to make a rating of the exchange notes of such series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.
“Voting stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Limitation on Liens
Under the indenture, we covenant that, so long as any debt securities are outstanding, we will not, and will not permit any restricted subsidiary (as defined below) to create, incur, issue, assume or guarantee any indebtedness for money borrowed (“debt”) secured by a mortgage (as defined below) upon any operating property (as defined below), or upon shares of capital stock or debt issued by any restricted subsidiary and owned by us or any restricted subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the outstanding debt securities issued under the indenture (together with, if we shall so determine, any other of our debt or debt of the restricted subsidiary then existing or thereafter created which is not subordinate to the debt securities) are secured equally and ratably with or, at our option, prior to the debt so long as the debt shall be so secured.
The foregoing restrictions shall not apply to, and shall be excluded from debt in any computation under the foregoing restrictions, debt secured by (1) mortgages on any property existing at the time of the acquisition thereof; (2) mortgages on property of a corporation existing at the time the corporation is merged into or consolidated with the Company or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of the corporation (or a division of the corporation) as an entirety or substantially as an entirety to us or a restricted subsidiary, provided that the mortgage does not extend to any property owned by us or any restricted subsidiary immediately prior to a merger, consolidation, sale, lease or disposition; (3) mortgages on property of a corporation existing at the time the corporation becomes a restricted subsidiary; (4) mortgages in favor of us or a restricted subsidiary; (5) mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any of these purposes, provided that the commitment of the creditor to extend the credit secured by the mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of the property, or (b) the placing in operation of the property; (6) mortgages in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial, progress, advance or other payments; and (7) mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any debt secured by a mortgage existing on the date of the indenture or referred to in clauses (1) to (3) or (5), provided that the principal amount of the debt secured by the mortgage and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any extension, renewal, replacement or refunding, so secured at the time of extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, we and our restricted subsidiaries may create, incur, issue, assume or guarantee debt secured by mortgages without equally and ratably securing the debt securities issued under the indenture if, at the time of the creation, incurrence, issuance, assumption or guarantee of the debt secured by the mortgages, after giving effect thereto and to the retirement of the debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by mortgages which would otherwise be subject to these restrictions (other than any debt secured by mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph, together with all attributable debt (as defined below) with respect to sale and leaseback transactions (as defined below) other than certain sale and leaseback transactions that are permitted under paragraph (b) under the caption “Limitation on Sale and Leaseback” below) does not exceed the greater of (a) 15% of consolidated net assets (as defined below) and (b) $150 million.
“Consolidated net assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower), and (2) all investments in subsidiaries other than restricted subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.
“Mortgage” means, with respect to any property or assets, any mortgage, or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
“Operating property” means any real property or equipment located within the United States and owned by, or leased to, us or any of our subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of consolidated net assets.
“Restricted subsidiary” means any of our subsidiaries that own any operating property.
“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more subsidiaries thereof, or by us and one or more subsidiaries thereof.
Limitation on Sale and Leaseback
(a) Under the indenture, we covenant that, we will not, and will not permit any restricted subsidiary to, enter into any arrangement with any person providing for the leasing by us or any restricted subsidiary of any operating property that has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such property (a “sale and leaseback transaction”), without equally and ratably securing the debt securities issued under the indenture (and, if we shall so determine, any other debt ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by the board of directors to be fair and arm’s-length and either:
•within 180 days after the receipt of the proceeds of the sale or transfer, we or any restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such operating property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of senior funded debt (as defined below); or
•we or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a mortgage on such operating property, in an amount at least equal to the attributable debt (as defined below) in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “—Limitation on Liens” above.
(b) The foregoing restriction in paragraph (a) above will not apply to any sale and leaseback transaction (i) for a term of not more than three years including renewals; or (ii) between us and a restricted subsidiary or between restricted subsidiaries, provided that the lessor shall be us or a wholly owned restricted subsidiary.

“Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Funded debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.
“Senior funded debt” means all funded debt of ours or any person (except funded debt, the payment of which is subordinated to the payment of the debt securities).
Consolidation, Amalgamation, Merger and Sale of Assets
The indenture provides that we may not (1) consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) in the case of (1) above, the person is organized and existing under the laws of the United States of America, any State or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of and premium, if any, interest on, and additional amounts, if any, of all of the issued debt securities, and the performance of our obligations under the indenture and the debt securities issued; (b) immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or a subsidiary’s obligation as a result of the transaction as having been incurred by us or such subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, shall have happened and be continuing; and (c) a number of other conditions are met.
Events of Default
Each of the following events will constitute an event of default under the indenture with respect to the debt securities issued thereunder, including the exchange notes (whatever the reason for an event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
1.default in the payment of any interest on any debt security of the series, or any additional amounts payable, when interest becomes or additional amounts become due and payable, and continuance of default for a period of 30 days;
2.default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable, when principal or premium becomes or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;
3.default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of the series;
4.default in the performance, or breach, of any covenant or warranty of the Company contained in the indenture for the benefit of the series or in the debt securities of the series, and the continuance of default or breach for a period of 60 days after there has been given written notice as provided in the indenture;
5.if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any debt of the Company (including any event of default under any other series of debt securities), whether such debt now exists or shall hereafter be created or incurred, shall happen and shall consist of default in the payment of more than $100 million in principal amount of such debt at the maturity thereof (after giving effect to any applicable grace period) or shall result in such debt in principal amount in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

6.we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;
7.particular events in bankruptcy, insolvency or reorganization of the Company; and
8.any other event of default provided in or pursuant to the indenture with respect to debt securities of the series.
If an event of default with respect to the debt securities of any series (other than an event of default described in (7) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series by written notice as provided in the indenture may declare the principal amount (or a lesser amount as may be provided for in the debt securities of the series) of all outstanding debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and particular other provisions of the indenture, the holders of not less than a majority in aggregate principal amount of the debt securities may, under some circumstances, rescind and annul acceleration. An event of default described in (7) of the immediately preceding paragraph shall cause the principal amount and accrued interest (or a lesser amount as provided for in the debt securities of the series) to become immediately due and payable without any declaration or other act by the trustee or any holder.
The indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series (a “default”), the trustee shall transmit, in the manner set forth in the indenture, notice of default to the holders of the debt securities of the series unless the default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of the series, the trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of the notice is in the best interest of the holders of debt securities of the series; provided, further, that in the case of any default of the character specified in clause (4) of the first paragraph above, with respect to debt securities of such series, no such notice to holders will be given until at least 60 days after the occurrence thereof.
If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of the series by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the written request or direction of the holders of the debt securities, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it. Subject to the provisions for the indemnification of the trustee, and subject to applicable law and particular other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the series.
Modification and Waiver
The indenture may be modified or amended by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:
(a)change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security,
(b)reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any debt security,
(c)change the obligation of the Company to pay additional amounts with respect to any debt security or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity or the amount provable in bankruptcy,

(d)change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,
(e)change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,
(f)impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment),
(g)reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take some actions,
(h)reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the indenture,
(i)modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of some covenants by the holders of debt securities except to increase any percentage vote required or to provide that some other provisions of the Indenture cannot be modified or waived without the consent of the holder of each debt security affected,
(j)make any change that adversely affects the right to convert or exchange any debt security into or for shares of our common stock or other debt securities in accordance with its terms, or
(k)modify any of the above provisions.
The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive compliance by the Company with a number of restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the indenture with respect to the debt securities of the series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of the series or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.
Under the indenture, we are required annually to furnish to the trustee a statement as to performance by us of some of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee a written notice within five days following any event of default or any event which after notice or lapse of time or both would constitute an event of default.
Discharge, Defeasance and Covenant Defeasance
We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of deposit (if the debt securities have become due and payable) or to the maturity, as the case may be.

The indenture provides that, unless the provisions of Section 4.2 of the indenture are made inapplicable to the debt securities of or within any series pursuant to Section 3.1 of the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of particular events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (b) to be released from our obligations with respect to the debt securities under certain covenants as described in the applicable offering documents, and any omission to comply with these obligations shall not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which the debt securities are payable at stated maturity, or government obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of an independent firm of certified public accountants, to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates.
Such a trust may only be established if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company is a party or by which we are bound, (2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (3) the Company has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the indenture.
“Foreign currency” means any currency, currency unit or composite currency, including, without limitation, the Euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments.
“Government obligations” means securities which are (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government or governments which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.
If after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 3.1 of the indenture or the terms of the debt security to receive payment in a currency other than that in which the deposit has been made in respect of the debt security, or (b) a conversion event (as defined below) occurs in respect of the foreign currency in which the deposit has been made, the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on the debt security as the debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of such election or such conversion event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for the currency in effect on the second business day prior to the payment date, or (y) with respect to a conversion event, the applicable market exchange rate for the foreign currency in effect (as nearly as feasible) at the time of the conversion event.

“Conversion event” means the cessation of use of (1) a foreign currency both by the government of the country or the confederation which issued the foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established.
In the event that we effect covenant defeasance with respect to any debt securities issued under the indenture and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration.
Book Entry Delivery and Settlement
Each series of exchange notes will be issued in the form of one or more fully registered global certificates, known as “global notes.” The global notes will be deposited on the date of the acceptance for exchange of the original notes and the issuance of the exchange notes with, or on behalf of DTC and registered in the name of Cede & Co., as DTC’s nominee.
Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of Notes in certificated form. Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC (such as Euroclear and Clearstream).
Certificated Securities
A global note is exchangeable for certificated notes in fully registered form without interest coupons (“certificated securities”) only in the following limited circumstances:
(1)    DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice;
(2)    we, in our sole discretion, determine that the exchange notes shall no longer be represented by such global notes; or
(3)    there shall have occurred and be continuing an event of default with respect to the exchange notes under the indenture and DTC shall have requested the issuance of certificated securities.
Certificated Securities may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the registrar a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the exchange notes will be limited to such extent.
Book-Entry Procedures for the Global Notes
We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system. So long as DTC or its nominee is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the exchange notes.

Payments of the principal of, and premium (if any) and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.
DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants. DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, the registrar nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Governing Law
The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.
Relationship with the Trustee
The trustee under the indenture, Wells Fargo Bank, National Association, also acts as trustee in connection with one other Company indenture. This indenture is dated March 11, 1998 relating to $300,000,000 6.95% Senior Debentures due March 15, 2028.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain material U.S. federal income tax consequences of the exchange offers. It applies to you only if you tender your original notes for exchange notes in this offering. This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “code”), its legislative history, existing and proposed regulations of the U.S. Treasury Department, and published rulings, administrative pronouncements, and court decisions, all as currently in effect and subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities or currencies, financial institutions, insurance companies and tax-exempt organizations, a regulated investment company or real estate investment trust, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax, a person holding notes as part of a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction or integrated transaction, a United States person (as defined in the code) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, a person subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes (and investors in such entities), and a former citizen or resident of the United States. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.
YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.
Treatment of the Exchange
For U.S. federal income tax purposes, you should not be treated as having disposed of original notes in a taxable exchange solely because you exchanged original notes for exchange notes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for U.S. federal income tax purposes, your tax basis in the exchange notes should equal your basis in your original notes, your holding period in the exchange notes should include your holding period in your exchanged original notes, and payments or accrual of interest, premium and principal on the exchange notes should be treated in the same manner as such payments or accruals were treated with respect to the original notes.

PLAN OF DISTRIBUTION
If you want to participate in the exchange offers, you must represent, among other things, that you:
•are not a broker-dealer tendering original notes that you acquired directly from us for your own account;
•are acquiring the exchange notes in the ordinary course of your business;
•have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and
•are not an “affiliate” as defined under Rule 405 of the Securities Act.
If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary — The Exchange Offers — Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period ending on the earlier of 180 days following the consummation of the exchange offers and such time as broker-dealers no longer hold exchange notes, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the consummation of the exchange offers, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than underwriting discounts and commissions, if any, relating to the sale or disposition of the original notes by a holder of the original notes, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT
Wells Fargo Bank, National Association, the trustee under the indenture governing both the original notes and the exchange notes, has been appointed as the exchange agent for the exchange offers. Letters of transmittal and all correspondence in connection with the exchange offers should be sent or delivered by each holder of original notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address and telephone number set forth on the back cover of this prospectus.
Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address and telephone numbers listed below. Holders of original notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers.
We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
The address for Wells Fargo Bank, National Association is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121	Northstar East Building — 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Banks and brokers please call (800) 344-5128. Questions and requests for assistance related to the exchange offers or for additional copies of this prospectus and the letter of transmittal may be directed to the exchange agent at the telephone number and address listed above.
The exchange agent may be reached by facsimile (only for eligible institutions) at (877) 407-4679. For confirmation purposes, the exchange agent may be reached at (800) 344-5128.
DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ABOVE IS NOT A VALID DELIVERY.
VALIDITY OF SECURITIES
The law firm of Perkins Coie LLP, Seattle, Washington, is passing upon the validity of the exchange notes for us.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Nordstrom, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2021, and the effectiveness of Nordstrom, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.